The Simply Good Foods Company Reports Fiscal Second Quarter
2021 Financial Results; Provides Full Fiscal Year 2021 Outlook

Denver, CO, April 7, 2021 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and twenty-six weeks ended February 27, 2021. The Company’s fiscal second quarter 2021 and year-to-date period results include Quest results for the full period. The Company's fiscal second quarter 2020 results include thirteen-weeks of Quest and about twenty-three weeks for the year-to-date period.

Highlights:(1)

•Net sales increased 1.5% driven by strong e-commerce and Quest performance
•Net income of $19.1 million versus $10.7 million
•Earnings per diluted share (“EPS”) of $0.19 versus $0.11
•Adjusted Diluted EPS (3) of $0.25 versus $0.23
•Adjusted EBITDA(2) increased 2.2% to $42.6 million
•Provides full fiscal year 2021 outlook:
◦Net Sales expected to be in the $930-940 million range
◦Adjusted EBITDA(2) expected to be in the $180-185 million range

“In the second quarter we executed well against our initiatives driving sales and earnings growth in a challenging operating environment due to continued reduced consumer mobility related to COVID-19,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Retail takeaway in measured channels was slightly better than the last quarter and our e-commerce momentum continued. Our earnings growth and strong cash flow have provided us with flexibility to invest in our business and deleverage. Our fiscal third quarter is off to a good start and we’re positioned well to deliver on our plans over the remainder of the fiscal year.”

Fiscal Second Quarter 2021 Results

Net sales increased $3.5 million, or 1.5%, to $230.6 million. The core North America and international net sales increase contributed 1.0% and 1.7%, respectively, to total Company growth and the SimplyProtein® brand divestiture and the European business exit were a combined 1.2% headwind. As expected, trade promotion expense was greater than last year supporting higher levels of in-store merchandising and display. Additionally, as discussed last quarter, second quarter net sales were affected by the timing of shipments related to the seasonal inventory build by certain retailers that occurred in the first quarter.

Total Simply Good Foods retail takeaway for the thirteen weeks ending February 28, 2021, increased 1.7% in the U.S. measured channels of IRI MULO + Convenience Stores, and outpaced the category. The Company estimates that its U.S. retail takeaway in measured and unmeasured channels increased mid-single-digits, on a percentage basis versus last year, driven by solid Quest measured channel performance and about a combined 60% year-over-year increase within the e-commerce channel for the Atkins® and Quest® brands.

Gross profit was $90.3 million for the second quarter of fiscal 2021, an increase of $4.9 million. Gross margin was 39.1%, an increase of 150 basis points versus last year. The year ago period was negatively affected by a non-cash $5.1 million inventory purchase accounting step-up adjustment related to the Quest acquisition that was a 220 basis point headwind in the second quarter of fiscal 2020. In the second quarter of fiscal 2021, gross profit growth was affected by higher trade promotion expense.

In the second quarter of fiscal 2021 the Company reported net income of $19.1 million compared to net income of $10.7 million for the comparable period of 2020. The increase in net income was primarily due to lower transaction and integrations costs related to the Quest acquisition. Selling and marketing expense declined $0.9 million, due to lower selling costs as a result of the Quest integration. Total Company second quarter of fiscal 2021 marketing and advertising expense was about the same as the year ago period due primarily to the decline of investments in the SimplyProtein brand. In the second quarter of fiscal 2021, core North America and international marketing and advertising expense increased 8.0%. For the full year, the Company continues to anticipate that marketing and advertising expense related to its core businesses will increase at least in-line with organic sales growth. General and administrative expenses declined $1.5 million as cost control measures and Quest acquisition synergies more than offset an increase in incentive compensation.

Adjusted EBITDA(2), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 2.2% to $42.6 million.

Interest expense was $8.0 million, a decline of $2.6 million versus the second quarter of fiscal 2020, due to the repayment of term loan debt.

In the second quarter of fiscal 2021, the Company reported Diluted EPS of $0.19 versus $0.11 in the year ago period. Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.25 versus $0.23 in the year ago period.

Year-to-Date Second Quarter 2021 Results Financial Highlights vs. Year-to-Date Second Quarter 2020

•Net sales increased 21.8%, or $82.5 million, to $461.8 million
•Gross profit margin of 39.9%, an increase of 100 basis points
•Net income increased $35.8 million to $41.6 million
•Adjusted EBITDA(2) increased 24.2%, to $91.3 million
•Earnings per diluted share (“EPS”) of $0.41, an increase of $0.35 per fully diluted share
•Adjusted Diluted EPS of $0.54, an increase of $0.09 per fully diluted share

Net sales increased $82.5 million, or 21.8%, to $461.8 million. The core North America and international net sales increase contributed 20.9% and 2.3%, respectively, to total Company growth and the SimplyProtein® brand divestiture and the European business exit were a 1.4% headwind.

Gross profit was $184.3 million for the twenty-six weeks ending February 27, 2021, an increase of $36.7 million or 24.9%. The increase in gross profit was driven by the Quest acquisition. Gross margin was 39.9% in the first half of fiscal 2021, an increase of 100 basis points. Gross profit in the prior year was negatively affected by a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition. This non-cash inventory purchase accounting step-up was a 200 basis point headwind in the first half of fiscal 2020. Year-to-date second quarter fiscal 2021 gross profit growth was affected by the previously mentioned higher trade promotion expense as well as the effect of slightly unfavorable brand, channel and product mix.

Net income was $41.6 million compared to net income of $5.9 million for the comparable period of 2020. The increase was driven by sales and gross profit growth and a $37.5 million decline of costs related to the Quest acquisition and integration. Additionally, the increase in gross profit was offset by:
▪a 12.9% increase in selling and marketing expenses primarily due to the inclusion of Quest;
▪a $5.7 million increase in general and administrative expenses to $52.0 million as a result of the inclusion of Quest. Integration synergies more than offset higher incentive compensation.

Adjusted EBITDA(2), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 24.2% to $91.3 million.

For the first half of fiscal 2021, the Company reported Diluted EPS of $0.41, an increase of $0.35, versus $0.06 in the year ago period. Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.54 versus $0.45 in the year ago period. Weighted average total diluted shares outstanding were approximately 100.6 million versus approximately 97.6 million in the year ago period.

Balance Sheet and Cash Flow

In the second quarter of fiscal 2021, combined cash flow from operations and the proceeds from the previously mentioned sale of the SimplyProtein brand, were about $45.6 million. In February 2021, the Company repaid $25.0 million of its term loan debt, and at the end of the second quarter the outstanding principal balance was $556.5 million. As of February 27, 2021, the Company had cash and cash equivalents of $91.3 million and a trailing twelve month Net Debt to Adjusted EBITDA ratio of 2.7x(4).

Outlook

“Our business continues to perform well despite the significant effects over the last year due to reduced consumer mobility related to COVID-19. In the second half of the year, we anticipate overall marketplace trends will improve due to easier year ago comparisons, improving shopping trips in measured channels and an increase in consumer mobility. We have a portfolio of brands aligned with consumer mega-trends of both health and wellness, convenience and on-the-go nutrition. Over the remainder of the year we have solid plans in place for both the Atkins and Quest brands, including, innovation, advertising and in-store merchandising and display that we anticipate will drive solid sales and earnings growth.”

Assuming consumer mobility in the United States remains at current levels and broad lockdowns are not reimposed, the Company anticipates full year fiscal 2021 net sales of $930-940 million and Adjusted EBITDA(2,5) of $180-185 million. The divestiture of SimplyProtein® and the European business exit is about a combined 1.5% headwind to full year fiscal 2021 net sales growth versus a previous estimate of 2%. Given year-to-date gross margin performance, and reinstated trade promotion expense related to in-store merchandising and display in the second half of the year, the Company expects full year gross margin, apart from the inventory purchase accounting step-up in the year ago period, to be slightly lower compared to fiscal 2020. The Company’s previous outlook indicated full year gross margin would be about the same as fiscal 2020. Additionally, due to solid cost control and acquisition synergies, the Company continues to anticipate Adjusted EBITDA margin expansion in fiscal 2021.

The Company anticipates 2021 Adjusted Diluted EPS(3,5) to be in the range of $1.07 to $1.11 versus $0.91 in 2020.

___________________________________
(1) All comparisons for the second quarter ended February 27, 2021 versus the second quarter ended February 29, 2020.
(2) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, April 7, 2021 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 21, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13717697.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	February 27, 2021	August 29, 2020
Assets
Current assets:
Cash and cash equivalents	$91,307	$95,847
Accounts receivable, net	97,329	89,740
Inventories	82,771	59,085
Prepaid expenses	4,894	3,644
Other current assets	12,833	11,947
Total current assets	289,134	260,263

Long-term assets:
Property and equipment, net	11,092	11,850
Intangible assets, net	1,146,039	1,158,768
Goodwill	543,134	544,774
Other long-term assets	32,119	32,790
Total assets	$2,021,518	$2,008,445

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,585	$32,240
Accrued interest	384	960
Accrued expenses and other current liabilities	36,313	38,007
Current maturities of long-term debt	278	271
Total current liabilities	80,560	71,478

Long-term liabilities:
Long-term debt, less current maturities	548,884	596,879
Deferred income taxes	92,536	84,352
Other long-term liabilities	20,880	22,765
Total liabilities	742,860	775,474
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,856,715 and 95,751,845 shares issued at February 27, 2021 and August 29, 2020, respectively	959	958
Treasury stock, 98,234 and 98,234 shares at cost at February 27, 2021 and August 29, 2020, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,098,375	1,094,507
Retained earnings	182,150	140,530
Accumulated other comprehensive loss	(681)	(879)
Total stockholders’ equity	1,278,658	1,232,971
Total liabilities and stockholders’ equity	$2,021,518	$2,008,445

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
Net sales	$230,607	$227,101	$461,759	$379,254
Cost of goods sold	140,342	141,707	277,453	231,654
Gross profit	90,265	85,394	184,306	147,600

Operating expenses:
Selling and marketing	26,150	27,041	51,345	45,475
General and administrative	26,562	28,103	51,977	46,248
Depreciation and amortization	4,212	4,287	8,456	6,740
Business transaction costs	—	694	—	26,853
Total operating expenses	56,924	60,125	111,778	125,316

Income from operations	33,341	25,269	72,528	22,284

Other income (expense):
Interest income	—	85	3	1,464
Interest expense	(7,995)	(10,589)	(16,367)	(15,558)
Gain (loss) on foreign currency transactions	975	(194)	984	(178)
Other income	112	8	159	45
Total other expense	(6,908)	(10,690)	(15,221)	(14,227)

Income before income taxes	26,433	14,579	57,307	8,057
Income tax expense	7,313	3,922	15,687	2,193
Net income	$19,120	$10,657	$41,620	$5,864

Other comprehensive income:
Foreign currency translation adjustments	243	(141)	198	(141)
Comprehensive income	$19,363	$10,516	$41,818	$5,723

Earnings per share from net income:
Basic	$0.20	$0.11	$0.43	$0.06
Diluted	$0.19	$0.11	$0.41	$0.06
Weighted average shares outstanding:
Basic	95,734,591	95,339,489	95,712,057	92,524,061
Diluted	101,152,896	100,336,571	100,604,137	97,597,614

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Twenty-Six Weeks Ended
	February 27, 2021	February 29, 2020
Operating activities
Net income	$41,620	$5,864
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,021	7,119
Amortization of deferred financing costs and debt discount	2,108	1,569
Stock compensation expense	3,594	3,795
Unrealized loss (gain) on foreign currency transactions	(985)	178
Deferred income taxes	8,119	2,485
Amortization of operating lease right-of-use asset	2,253	1,652
Loss on operating lease right-of-use asset impairment	681	—
Gain on lease termination	(154)	—
Other	216	789
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(7,015)	(19,062)
Inventories	(24,502)	768
Prepaid expenses	(1,191)	(873)
Other current assets	(674)	(5,808)
Accounts payable	10,275	(2,953)
Accrued interest	(577)	175
Accrued expenses and other current liabilities	(1,881)	(8,760)
Other assets and liabilities	(1,144)	(1,824)
Net cash provided by (used in) operating activities	39,764	(14,886)

Investing activities
Purchases of property and equipment	(449)	(481)
Issuance of note receivable	—	(1,250)
Acquisition of business, net of cash acquired	—	(984,201)
Proceeds from sale of business	5,800	—
Investments in intangible assets	(114)	—
Net cash provided by (used in) investing activities	5,237	(985,932)

Financing activities
Proceeds from option exercises	527	931
Tax payments related to issuance of restricted stock units	(252)	(80)
Payments on finance lease obligations	(168)	(157)
Principal payments of long-term debt	(50,000)	(21,000)
Proceeds from issuance of common stock	—	352,542
Equity issuance costs	—	(3,323)
Proceeds from issuance of long-term debt	—	460,000
Deferred financing costs	—	(8,208)
Net cash (used in) provided by financing activities	(49,893)	780,705

Cash and cash equivalents
Net decrease in cash	(4,892)	(220,113)
Effect of exchange rate on cash	352	(113)
Cash at beginning of period	95,847	266,341
Cash and cash equivalents at end of period	$91,307	$46,115

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and twenty-six weeks ended February 27, 2021 and February 29, 2020:

(In thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
Net income	$19,120	$10,657	$41,620	$5,864
Interest income	—	(85)	(3)	(1,464)
Interest expense	7,995	10,589	16,367	15,558
Income tax expense	7,313	3,922	15,687	2,193
Depreciation and amortization	4,508	4,594	9,021	7,119
EBITDA	38,936	29,677	82,692	29,270
Business transaction costs	—	694	—	26,853
Stock-based compensation expense	2,484	2,122	3,594	3,795
Inventory step-up	—	5,085	—	7,522
Integration of Quest	968	3,903	2,214	5,341
Restructuring	1,267	—	3,786	—
Non-core legal costs	—	76	—	555
Other (1)	(1,011)	174	(945)	190
Adjusted EBITDA	$42,644	$41,731	$91,341	$73,526
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and twenty-six weeks ended February 27, 2021 and February 29, 2020:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
Diluted earnings per share	$0.19	$0.11	$0.41	$0.06

Depreciation and amortization	0.04	0.05	0.09	0.07
Business transaction costs	—	0.01	—	0.28
Stock-based compensation expense	0.02	0.02	0.04	0.04
Inventory step-up	—	0.05	—	0.08
Integration of Quest	0.01	0.04	0.02	0.05
Restructuring	0.01	—	0.04	—
Non-core legal costs	—	—	—	0.01
Other (1)	(0.01)	—	(0.01)	—
Tax effects of adjustments (2)	(0.02)	(0.04)	(0.05)	(0.14)
Rounding (3)	0.01	(0.01)	—	—
Adjusted diluted earnings per share	$0.25	$0.23	$0.54	$0.45
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 27% for the thirteen and twenty-six weeks ended February 27, 2021 and 26% for the thirteen and twenty-six weeks ended February 29, 2020.
(3) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of February 27, 2021:

(In thousands)	February 27, 2021
Net Debt:
Total debt outstanding under the Credit Agreement	$556,500
Less: cash and cash equivalents	(91,307)
Net Debt as of February 27, 2021	$465,193

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirteen weeks ended February 27, 2021	$91,341
Add: Adjusted EBITDA for the fiscal year ended August 29, 2020	153,912
Less: Adjusted EBITDA for the thirteen weeks ended February 29, 2020	(73,526)
Trailing twelve months Adjusted EBITDA as of February 27, 2021	$171,727

Net Debt to Adjusted EBITDA	2.7	x